Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made as of this 18th day of June, 2008, by and between NANO-PROPRIETARY, INC., a Texas corporation, having its principal place of business at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758, USA (“NPI”), and Till Keesmann, a German citizen with his principal place of business at Bahnhofstraβe 53a, 69115 Heidelberg, Germany (“Keesmann”).
RECITALS:
WHEREAS, NPI possesses a worldwide exclusive license to patents pertaining to carbon nanotubes as cathodes for field emission display under an agreement with Keesmann executed on May 26, 2000 (the “Keesmann License Agreement”);
WHEREAS, Keesmann  purported to terminate the Keesmann License Agreement on or about March 22, 2006, and February 15, 2007;
WHEREAS, NPI commenced Civil Action No. 06-C-2689, as amended, against Keesmann in the United States District Court for the Northern District of Illinois alleging declaratory judgment, breach of contract, conversion, aiding and abetting conversion, conspiracy to commit conversion, misappropriation, aiding and abetting misappropriation, conspiracy to commit misappropriation, federal Lanham Act violations, tortious interference with a prospective economic relationship, aiding and abetting tortious interference with a prospective economic relationship, and conspiracy to tortiously interfere with a prospective economic relationship (the “Illinois Litigation”);
WHEREAS, NPI denies all claims made by Keesmann in the Illinois Litigation, including that Keesmann has validly terminated the Keesmann License Agreement;

WHEREAS, Keesmann denies liability for all claims asserted against him in the Illinois Litigation;
WHEREAS, NPI and Keesmann desire to resolve amicably, without admitting wrongdoing or liability, any and all claims and causes of action related to performance under the Keesmann License Agreement as of the date of this Agreement, asserted in the Illinois Litigation, and related to the conduct of the Illinois Litigation, and seek amicably to resolve their differences that have given rise to this controversy and to avoid future controversies between themselves;
NOW, THEREFORE, in consideration of mutual covenants, agreements and understandings hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:
1.           Costs.  Each Party shall bear its own attorney fees and costs incurred in the Illinois Litigation.
2.           Dismissal.  Within seven (7) days of the execution of this Agreement, the Parties shall file a stipulation with the District Court providing that all of NPI’s claims against Keesmann in the Illinois Litigation be dismissed with prejudice; and that all of Keesmann’s claims of termination of the Keesmann License Agreement be withdrawn with prejudice.
3.           Release by NPI.  Subject to Keesmann’s timely and satisfactory performance of all of his obligations under this Agreement, NPI, and each of its parent companies, subsidiaries, successors, affiliates, and predecessors, and each of their partners, officers, directors, shareholders, agents, servants, employees, representatives, successors and assigns (“NPI Parties”) shall hereby release, relinquish, waive, covenant not to sue, and discharge Keesmann from any and all claims, suits, damages, and/or causes of action, whether at law, equity, or otherwise: (a) related to Keesmann’s performance under the Keesmann License Agreement as of the date of this Agreement, (b) asserted against Keesmann in the Illinois Litigation, and (c) related to the conduct of the Illinois Litigation.

4.           Release by Keesmann.  Subject to NPI’s timely and satisfactory performance of all of its obligations under this Agreement, Keesmann, and each of his successors, affiliates, and predecessors, and each of their partners, officers, directors, shareholders, agents, servants, employees, representatives, successors and assigns (“Keesmann Parties”) hereby releases, relinquishes, waives, covenants not to sue, and discharges NPI from any claims, suits, damages, and/or causes of action, whether at law, equity, or otherwise: (a) related to NPI’s performance under the Keesmann License Agreement as of the date of this Agreement, (b) asserted against NPI in the Illinois Litigation, including any basis for termination of the Keesmann License Agreement, and (c) related to the conduct of the Illinois Litigation.
5.           Covenants.  The Parties represent, warrant, and covenant that they shall not engage in, nor permit third parties to engage in on their behalf, any additional measures against each other related to the Illinois Litigation, except for any reasonable measures taken to enforce this Agreement.
6.           Scope of Agreement.  The application and scope of this Agreement is worldwide.
7.           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties hereto and supersedes all prior negotiations, understanding and agreements whether written or oral related to the subject matter hereof.  This Agreement is entered into and executed without reliance upon any promise, warranty or representation by any Party or any representative of any Party hereto, other than those expressly contained herein.  This Agreement shall not be interpreted or construed against the drafter.  Each Party has carefully read this Agreement, has been advised of its meaning and consequences by its respective counsel, and executes this Agreement of its own free will.

8.           Non-Disparagement.  The Parties hereto agree that they and their agents and attorneys will not make any voluntary statements, written or verbal, or cause or encourage others to make such statements relating to the facts that formed the basis of the Illinois Litigation, which defame or disparage the personal or business reputation, practices, or conduct of the other Parties hereto.
9.           Confidentiality.  Each Party hereto shall keep the terms of this Agreement strictly confidential.  No Party shall make any disclosure of the terms of this Agreement except such disclosure as may be required by law in response to a validly issued subpoena, incident to obtaining judicial enforcement of the terms of this Agreement, or required in filings with the Securities and Exchange Commission or foreign equivalent thereof, which may include describing or providing portions of this Agreement, or the Agreement in its entirety, to such regulatory bodies. It is anticipated that NPI shall be required to file a copy of this Agreement with the U.S. Securities and Exchange Commission.
10.            Dispute Resolution and Applicable Law.  All disputes pertaining to this Agreement shall be decided by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce.  The arbitral awards shall be final and binding on both Parties.  In such event, (i) the arbitral tribunal shall consist of three arbitrators, one of whom will be selected by each Party and the third of whom will be selected by mutual agreement of the Parties, failing which the third will be appointed by the two arbitrators selected by the Parties pursuant to the Rules of Arbitration of the International Chamber of Commerce; (ii) the place of arbitration shall be in Zurich, Switzerland, (iii) the language used in the arbitral proceedings and all submissions and pleadings filed shall be English; and (iv) the arbitral tribunal will provide a written explanation in English of the decision and specify the basis for any damage award and the types of damages awarded.  Subject to the foregoing provisions requiring arbitration of disputes to take place in Zurich, Switzerland, this Agreement and any dispute arising under it shall be governed by, construed, and interpreted in accordance with the laws of the State of Illinois, United States of America, without regard to its conflict of laws and/or choice of law principles.

11.           Modification.  No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any Party to this Agreement unless made in writing and signed by such Party or by a duly authorized officer or agent of such Party.
12.           Relationship of Parties.  Neither Party shall be, nor represent itself to be, the joint venturer, franchiser, franchisee, partner, broker, employee, servant, agent or representative of the other Party for any purpose.  Neither Party shall have the authority to make any representations or incur any obligations on behalf of the other Party and neither Party shall be responsible for the acts or omissions of the Party, except as expressly provided herein or in the Keesmann License Agreement.
13.           Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall not have an effect upon and shall not impact the enforceability of any other provision of this Agreement.  Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

14.           No Prior Assignments.  Except for the “Sales contract concerning shares in license revenue receivables” executed between Keesmann and JK Patentportfolio GmbH & Co. Lima KG, dated June 3, 2005, the “Sales contract concerning shares in license revenue receivables” executed between Keesmann and NPV Nano Patent GmbH & Co. KG, dated September 7, 2005, the contract executed between Keesmann and CNT Patent GmbH & Co. KG, dated 21 July, 2006, and the Agreement executed between NPI and IP Verwertungs GmbH dated February 29, 2008, the Parties represent and warrant that they have not assigned or transferred any portion of the claims released under this Agreement to any other person, firm, corporation, or other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claims.  Each Party will indemnify the other Party and defend and hold them harmless from and against any liability, loss, cost, and expense whatsoever (including, without limitation, attorneys’ fees and costs) incurred as a direct or indirect result of any breach of this section of this Agreement.
15.           Notices.  Any notice provided for under this Agreement shall be in writing and shall be delivered by personal delivery or certified United States mail, return receipt requested, or by facsimile, telegram, or cable addressed to the Parties at the following addresses:

If to NPI:	Nano-Proprietary, Inc. 3006 Longhorn Boulevard Suite 107 Austin, Texas 78758 USA Attn: Douglas Baker Fax: (512) 339-5021

With a copy to:	David J. Ervin, Esq. Kelley Drye & Warren LLP 3050 K Street, N Suite 400 Washington, DC 20007 USA Fax: (202) 342-8451

If to Keesmann:	Till Keesmann Bahnhofstraβe 53a 69115 Heidelberg Germany Fax: 011-49-6221-60-22-20

Each Party may, by notice to the other Party, change its address or contact information hereunder by delivering notice of the change as set forth above.
16.           Counterparts and Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  A facsimile signature will be deemed to be an original signature.
17.           Further Assurances.  Each Party agrees to execute and deliver any and all additional documents and instruments, and take all other actions, which may be necessary to give effect to this Agreement and the transactions contemplated hereby.
18.           Authority.  Each Party represents and warrants that it is duly authorized to enter into this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives.

NANO-PROPRIETARY, INC.:	TILL KEESMANN:

/s/ Thomas F. Bijou	/s/ Till Keesmann
Thomas F. Bijou (Chairman & CEO)	Till Keesmann

Dallas, Texas June 18,2008	Heidelberg Germany June 18, 2008
(City, Date)	(City, Date)

8